Exhibit 99

FOR IMMEDIATE RELEASE

November 4, 1999

                        DISNEY RELEASES YEAR END RESULTS
                            DECLARES ANNUAL DIVIDEND


BURBANK, Calif. - The Walt Disney Company today reported earnings for the year and fourth quarter ended September 30, 1999.


     Revenues for the full year increased 2% to $23.4 billion. Excluding the impact of certain fourth quarter restructuring charges and the Company's November 1998 acquisition of a 43% interest in Infoseek Corporation, operating income was $3.2 billion, a 21% decline, net income was $1.4 billion and diluted earnings per share were $0.66, off 27%. Including the restructuring charges and Infoseek, operating income, net income and earnings per share were $3.4 billion, $1.3 billion and $0.62, respectively.

     "Although we are disappointed with our 1999 results overall, we are pleased by the tremendous growth of our cable assets and the continuing strong performance of our theme parks and feature animation," said Michael D. Eisner, Chairman and Chief Executive Officer. "Our successes in those areas and the creative product we will introduce in the next two years, including Toy Story 2, Fantasia 2000, international Disney Channels, Disney's California Adventure and Tokyo DisneySea, underscore the fact that The Walt Disney Company continues to own and expand upon one of the world's most valuable collection of entertainment assets and brands.

     "We are also pleased with our number one position at the box office, especially since we have maintained that position while reducing our ongoing annual investment in live action film by roughly $500 million. We plan to manage our production and marketing costs further so that our live-action film slate can generate attractive returns on a consistent basis."

     Revenues for the quarter were $5.8 billion, a decline of 6%. Excluding the impact of restructuring charges and Infoseek, operating income was $521 million, down 36%, net income was $212 million, down 37%, and diluted earnings per share were $0.10, a decrease of 38%. Including the restructuring charges and Infoseek, operating income, net income and earnings per share were $389 million, $85 million and $0.04, respectively.


Restructuring and Cost Savings

     During the quarter the Company recorded restructuring charges related to certain cost saving initiatives designed to reduce overhead and consolidate operations within certain of its operating units. These charges amounted to $132 million ($0.04 per share) for the quarter and the year and relate principally to severance and lease and other contract cancellation costs, primarily in connection with the consolidation of operations in the Company's broadcasting, television production and regional entertainment businesses.

     The Company's cost saving initiatives will continue into next year. In addition, the Company is undertaking a strategic sourcing initiative which is designed to consolidate its purchasing power. Together these cost savings measures are expected to result in total annual savings in excess of $500 million in fiscal 2001 and thereafter.


Fiscal 2000 Outlook

     The Company expects certain trends that affected its 1999 results to continue in fiscal 2000, especially in the first half of the year, primarily in the Company's home video and merchandise licensing businesses. In addition, continued strategic investments in the Company's network television production and cable network businesses, including Toon Disney and the Soap Net, are expected to result in higher costs in fiscal 2000. As a result, the Company believes that fiscal 2000 earnings per share should be approximately in line with fiscal 1999 results, excluding restructuring charges and go.com, discussed below.

     "Although we realize that we must continue to address our financial challenges," Eisner added, "we are confident that we are doing so while at the same time creating long-term shareholder value through our international initiatives, changes we are making in our consumer products and home video merchandising and marketing strategies, and our ongoing investments in the growth of our core assets. We are also increasing our focus on capital allocation and returns on invested capital in the ongoing management of our businesses.

     "We continue to believe that sound strategic investment is necessary to sustain industry leadership, maximize long-term growth and create value for shareholders. Therefore, we remain committed to investing in core markets; pursuing international opportunities, including Theme Park expansions; achieving operational improvements; and leveraging technologies such as DVD and the Internet. At the same time, we will continue to produce the innovative, appealing and creative entertainment that forms the basis of long-term growth for our company."


Dividend and Stock Repurchase

     The Board of Directors of The Walt Disney Company today declared an annual cash dividend of 21 cents per share. The dividend is payable December 17, 1999 to shareholders of record of Disney common stock at the close of business November 16, 1999.

     The Disney Board last year decided to move to an annual, rather than quarterly, dividend policy to reduce costs and simplify payments to the more than 2.7 million shareholders of Disney common stock.

     The Company also indicated that it may repurchase its  shares  from time to time.  At  the end of the fiscal year, the Company had authorization to purchase up to approximately 400 million of its outstanding shares.


Disclosure Changes and Segment Results

     During the quarter, the Company made changes in the manner in which it reports its operating segments. Businesses previously included in the Creative Content segment have been disaggregated into separate business segments. In addition, intangible asset amortization has been broken out as a separate component of operating income.

     Accordingly, the Company now reports five operating segments:

          Media Networks, which is broken into two categories, Broadcasting and Cable Networks. Broadcasting includes the ABC Television Network, the Company's ten television stations, the Company's radio stations, and the ABC, Radio Disney, and ESPN Radio Networks. Cable Networks consists of the ESPN branded cable networks, the Disney Channel and start-up cable operations including Toon Disney and the soon-to-be launched Soap Net;

          Studio Entertainment, which principally includes the Company's feature animation and live-action motion picture, home video, television, stage play, and music production and distribution businesses;

          Theme Parks and Resorts, reflecting the Company's theme park and resort activities except Disneyland Paris, which is accounted for under the equity method and included in Corporate and Other Activities, its sports team franchises and its DisneyQuest and ESPN Zone regional entertainment businesses;

          Consumer Products, reflecting primarily merchandise licensing, Disney Store, Disney Interactive software and publishing operations; and

          Internet and Direct Marketing, representing the operations of the Company's online activities, except for its investment in Infoseek Corporation, and the Disney Catalog.


Media Networks

     As presented in the accompanying Table A, Media Networks revenues for the year increased 5% to $7.5 billion and operating income decreased 8% to $1.6 billion. For the quarter, revenues increased 2% to $1.8 billion and operating income increased 21% to $369 million.

     Broadcasting results for the quarter and year were driven by declines at the television network due to higher programming costs and lower primetime ratings. In addition, the prior-year quarter included a gain on the sale of World TV News. Results for the year also reflected higher sports programming costs at the television network associated with Monday Night Football.

     The accompanying Table B presents operating income for the Company's overall Cable Television activities, which consist of the Cable Networks and the Company's cable equity investments. The Company's share of operating income from Cable Television activities increased 79% to $227 million for the quarter and 32% to $1.0 billion for the year.

     Cable Television results for the quarter and year were driven by increases at the Cable Networks, reflecting higher advertising revenues at ESPN, subscriber growth at ESPN and the Disney Channel and higher subscriber rates at ESPN due to contractual increases. Additionally, subscriber growth at ESPN2 and decreased losses from start-up ventures, including the Classic Sports Network, contributed to improved results. These increases were partially offset by higher production and programming costs at ESPN. In addition, subscriber growth at A&E Television and Lifetime Television and lower losses from start-up cable equity investments contributed to improved results.


Studio Entertainment

     Studio Entertainment revenues for the year were $6.5 billion, a decrease of 4%, and operating income was $116 million, down 85%. Revenues and operating loss for the quarter were $1.6 billion and $94 million, respectively. While Studio Entertainment results for the quarter and year reflected improvements in worldwide theatrical motion picture distribution, these improvements were more than offset by lower worldwide home video results.

     Worldwide theatrical motion picture distribution results for the quarter and the year reflected an improved film slate, including the successful domestic titles The Sixth Sense and Inspector Gadget in the quarter. Declines in worldwide home video for the quarter and the year were primarily attributable to a greater number of classic animated library releases in the prior year periods. In addition, home video profit margins declined due to increased amortization associated with a greater proportion of first-run theatrical and direct-to-video releases (as opposed to library titles whose production costs are fully amortized) in the current quarter and year.

     Results for the year also reflected increased costs in network television production and distribution. Higher costs included increased production deficits primarily associated with four new prime time series, all of which have been renewed for the current 1999/2000 season, and increased development of pilot programs.


Theme Parks and Resorts

     Theme Parks and Resorts revenues for the year increased 10% to $6.1 billion and operating income increased 12% to $1.4 billion. For the quarter, revenues increased 2% to $1.6 billion and operating income increased 6% to $318 million.

     For the year, Theme Parks and Resorts reflected increased guest spending at Walt Disney World and Disneyland, record attendance at Walt Disney World, and improvements at Disney Cruise Line. Record attendance at Walt Disney World was driven by Asia, the new land at Disney's Animal Kingdom, Test Track at EPCOT, and Fantasmic at Disney-MGM Studios, all of which opened in the third quarter, and Rock `n' Roller Coaster Starring Aerosmith at Disney-MGM Studios, which opened in the fourth quarter. Disney Cruise Line results reflected a full year of operations from the first cruise ship, the Disney Magic, and a partial year of operations from the Disney Wonder, compared to pre-opening costs for the majority of the prior year.

     Theme Parks and Resorts results for the quarter reflected improvements at Disney Cruise Line due to operations from Disney's second cruise ship, the Disney Wonder, which launched during the quarter, and increased guest spending at Walt Disney World and Disneyland, partially offset by decreased attendance and occupied room nights at Walt Disney World and Disneyland. Lower attendance at Walt Disney World was due, in part, to the impact of Hurricane Floyd in the current year, which caused the first-ever, full day theme park closure at Walt Disney World. Lower attendance at Disneyland reflected, in part, prior-year strength from the opening of New Tomorrowland in the third quarter of 1998. In addition, the quarter benefited from cost reductions at the Walt Disney World Resort.


Consumer Products

     Consumer Product revenues for the year were $3.0 billion, a 5% decline, and operating income was $607 million, down 24%. For the quarter, revenues were $747 million, down 8%, and operating income was $102 million, a decrease of 38%.

     Results for the quarter and the year were driven by declines in worldwide merchandise licensing and the Disney Stores, partially offset by increases at Disney Interactive.

     Declines in worldwide merchandise licensing reflected continuing softness domestically and in Japan, partially offset by improvements in the rest of Asia and Latin America. Lower Disney Store results were driven by lower comparative store sales, principally domestically. Improved results at Disney Interactive were primarily attributable to video game performance.


Internet and Direct Marketing

     In Disney's Internet and Direct Marketing business, revenues from Internet activities, excluding the change in the manner of accounting for Starwave and related businesses discussed below, increased 53% for the year and 32% for the quarter; however, these increases were more than offset by lower Direct Marketing revenues. For the year, Internet and Direct Marketing revenues were $206 million, down 21%, and operating loss was essentially unchanged at $93 million. For the quarter, revenues were $47 million, a decrease of 18%, and operating loss increased 35% to $50 million. Revenues also decreased due to the change in the manner of accounting for Starwave and related businesses from consolidation to the equity method following the Company's exchange of Starwave for its interest in Infoseek in the first quarter. Operating losses for the quarter and the year were primarily attributable to continued investment in Internet initiatives.


Corporate Activities and Other

     For the year, net expense associated with corporate and other activities, excluding the gain in the prior year on the sale of the Company's investment in Scandinavian Broadcasting System, decreased 28% to $196 million. For the quarter, the net expense decreased 59% to $25 million. The decrease in net expense for the quarter and the year reflected improved results from the Company's cable equity investments and Euro Disney. Improvements at Euro Disney reflected the reinstatement of royalties earned during the year. These improvements were partially offset by increased corporate general and administrative expenses due, in part, to start-up costs associated with the company-wide strategic sourcing initiative which, as previously discussed, is expected to result in lower costs.

     Net interest expense decreased 2% to $612 million for the year, and 39%  to

$108 million  for  the quarter, due to gains from  the sale  of  investments  in the  quarter  and lower interest  rates in the current quarter and year compared to  the  prior  year  periods,  partially offset by higher debt  balances in the current periods.


Infoseek Acquisition

     At special meetings of stockholders, to be held on November 17, 1999, the shareholders of The Walt Disney Company and Infoseek Corporation will vote on the Company's proposed acquisition of the 58% of Infoseek that it does not currently own. If approved, Infoseek will become a wholly owned subsidiary of the Company. The Company's Internet and Direct Marketing business will be combined with Infoseek to establish go.com. In the transaction, the Company will create and issue a new class of common stock to reflect the performance of go.com. The go.com common stock is expected to trade on the NYSE under the symbol GO. Subsequent to the acquisition, if approved, the Company will separately report earnings per share for go.com and the Disney Group. The Company's existing class of outstanding common stock will track Disney Group financial performance. The Disney Group will consist of all of the Company's businesses (other than "go.com"), as well as its initial 72% retained interest in go.com. Former Infoseek shareholders will initially own the remaining 28% interest in go.com. As a result of its initial 72% interest in go.com, the Company expects this transaction to have a significant negative impact on fiscal 2000 Disney Group earnings per share, including substantially increased amortization of intangible assets.

     Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company prior to its fiscal 2000 year end, including further restructuring or strategic initiatives and actions relating to the Company's strategic sourcing initiative, as well as from developments beyond the Company's control, including changes in global economic conditions that may, among other things, affect the international performance of the Company's theatrical and home video releases, television programming and consumer products and, in addition, uncertainties associated with the Internet. Changes in domestic competitive and economic conditions may also affect performance of all significant Company businesses.



Editor's Note:  The Company  makes available its  quarterly  earnings  releases,

annual  report  to  shareholders, fact  book  and  SEC  filings on its  Investor

Relations web-site located at http://www.disney.go.com/investors



[CAPTION]

         CONSOLIDATED STATEMENTS OF INCOME
         For the Quarter Ended September 30
   (Unaudited; in millions, except per share data)

                                                1999       1998
                                                ----       ----
REVENUES                                       $5,781    $6,147

COSTS AND EXPENSES                             (5,260)   (5,332)

RESTRUCTURING CHARGES                            (132)      (64)
                                                -----     -----
OPERATING INCOME                                  389       751

CORPORATE AND OTHER ACTIVITIES                    (25)      (61)

EQUITY IN INFOSEEK LOSS                           (76)        -

NET INTEREST EXPENSE                             (108)     (177)
                                                 ----      ----
INCOME BEFORE INCOME TAXES                        180       513

INCOME TAXES                                      (95)     (217)
                                                 ----      ----
NET INCOME                                      $  85     $ 296
                                                 ====      ====
EARNINGS PER SHARE:

  Diluted                                       $0.04     $0.14
                                                 ====      ====
  Basic                                         $0.04     $0.14
                                                 ====      ====
Average number of common and common equivalent shares outstanding:

  Diluted                                       2,082     2,083
                                                =====     =====
  Basic                                         2,062     2,049
                                                =====     =====

[CAPTION]


                CONSOLIDATED STATEMENTS OF INCOME
                 For the Year Ended September 30
         (Unaudited; in millions, except per share data)

                                                 1999       1998
                                                 ----       ----
REVENUES                                       $23,402    $22,976

COSTS AND EXPENSES                             (20,171)   (18,897)

RESTRUCTURING CHARGES                             (132)       (64)

GAIN ON SALE OF STARWAVE                           345          -
                                                ------     ------
OPERATING INCOME                                 3,444      4,015

CORPORATE AND OTHER ACTIVITIES                    (196)      (236)

EQUITY IN INFOSEEK LOSS                           (322)         -

NET INTEREST EXPENSE                              (612)      (622)
                                                 -----      -----
INCOME BEFORE INCOME TAXES                       2,314      3,157

INCOME TAXES                                    (1,014)    (1,307)
                                                 -----      -----
NET INCOME                                      $1,300     $1,850
                                                 =====      =====
EARNINGS PER SHARE:

  Diluted                                       $ 0.62     $ 0.89
                                                 =====      =====
  Basic                                         $ 0.63     $ 0.91
                                                 =====      =====

Average number of common and common equivalent shares outstanding:

  Diluted                                        2,083      2,079
                                                 =====      =====

  Basic                                          2,056      2,037
                                                 =====      =====


[CAPTION]


                            SEGMENT RESULTS
                   For The Quarter Ended September 30
                        (Unaudited; in millions)


                                       1999     1998     % Change
                                       ----     ----     --------
Revenues:
  Media Networks                      $1,798   $1,761        2 %
  Studio Entertainment                 1,636    1,991      (18)%
  Theme Parks & Resorts                1,553    1,524        2 %
  Consumer Products                      747      814       (8)%
  Internet and Direct Marketing (1)       47       57      (18)%
                                       -----    -----
                                      $5,781   $6,147       (6)%
                                      ======   ======
Operating Income: (2)
  Media Networks                      $  369   $  305       21 %
  Studio Entertainment                   (94)     192       n/m
  Theme Parks & Resorts                  318      301        6 %
  Consumer Products                      102      164      (38)%
  Internet and Direct Marketing (1)      (50)     (37)     (35)%
  Amortization of Intangible Assets     (124)    (110)     (13)%
                                       -----    -----
                                         521      815      (36)%
  Restructuring Charges                 (132)     (64)      n/m
                                       -----    -----
Operating Income                      $  389   $  751      (48)%
                                       =====    =====

(1) Excludes impact of Infoseek investment

(2) Segment  results  exclude   intangible   asset   amortization   and  include
    depreciation as follows:

  Media Networks                      $   35   $   32
  Studio Entertainment                    16       38
  Theme Parks & Resorts                  131      110
  Consumer Products                       23       21
  Internet and Direct Marketing            2        3
                                       -----    -----
                                      $  207   $  204
                                       =====    =====


[CAPTION]

                                 SEGMENT RESULTS
                         For The Year Ended September 30
                            (Unaudited; in millions)

                                         1999      1998     % Change
                                         ----      ----     --------
Revenues:
  Media Networks                       $ 7,512    $ 7,142       5 %
  Studio Entertainment                   6,548      6,849      (4)%
  Theme Parks & Resorts                  6,106      5,532      10 %
  Consumer Products                      3,030      3,193      (5)%
  Internet and Direct Marketing (1)        206        260     (21)%
                                        ------     ------
                                       $23,402    $22,976       2 %
                                       =======    =======
Operating Income: (2)
  Media Networks                       $ 1,611    $ 1,746      (8)%
  Studio Entertainment                     116        769     (85)%
  Theme Parks & Resorts                  1,446      1,288      12 %
  Consumer Products                        607        801     (24)%
  Internet and Direct Marketing (1)        (93)       (94)      1 %
  Amortization of Intangible Assets       (456)      (431)     (6)%
                                        ------     ------
                                         3,231      4,079     (21)%
  Gain on sale of Starwave                 345          -      n/m
  Restructuring Charges                   (132)       (64)     n/m
                                         -----      -----
Operating Income                       $ 3,444    $ 4,015     (14)%
                                         =====      =====

(1) Excludes impact of Infoseek investment

(2)  Segment  results  exclude   intangible   asset   amortization  and  include
depreciation as follows:

  Media Networks                       $   131     $  122
  Studio Entertainment                      64        115
  Theme Parks & Resorts                    498        443
  Consumer Products                        124         85
  Internet and Direct Marketing              8         10
                                         -----      -----
                                       $   825     $  775
                                         =====      =====

[CAPTION]

                                                                        Table A
                    MEDIA NETWORKS
               (Unaudited; in millions)




                                       Quarter Ended September 30
                                       ---------------------------
                                      1999       1998     % Change
                                      ----       ----     --------
Revenues:
  Broadcasting                       $1,029     $1,117       (8)%
  Cable Networks                        769        644       19 %
                                      -----      -----
                                     $1,798     $1,761        2 %
                                      =====      =====
Operating Income: (1)
  Broadcasting                       $  145     $  178      (19)%
  Cable Networks                        224        127       76 %
                                      -----      -----
                                     $  369     $  305       21 %
                                      =====      =====




                                        Year Ended September 30
                                       --------------------------
                                      1999       1998     % Change
                                      ----       ----     --------
Revenues:
  Broadcasting                       $ 4,694    $ 4,734     (1)%
  Cable Networks                       2,818      2,408     17 %
                                      ------     ------
                                     $ 7,512    $ 7,142      5 %
                                      ======     ======
Operating Income: (1)
  Broadcasting                       $   659    $   977    (33)%
  Cable Networks                         952        769     24 %
                                      ------     ------
                                     $ 1,611    $ 1,746     (8)%
                                      ======     ======

(1) Amounts exclude intangible asset amortization


[CAPTION]

                                                                        Table B
                           CABLE TELEVISION ACTIVITIES
                            (Unaudited; in millions)

                                          Quarter Ended September 30
                                          ----------------------------
                                          1999      1998     % Change
                                          ----      ----     --------
Operating Income:
  Cable Networks                         $  224    $ 127        76%
  Equity Investments:
     A&E, Lifetime and E!Entertainment
        Television                           98       80        23%
     Other                                    4      (12)       n/m
                                           ----     ----
                                            326      195        67%

Partner Share of Operating Income           (99)     (68)
                                           ----     ----
Disney Share of Operating Income          $ 227    $ 127        79%
                                           ====     ====


                                            Year Ended September 30
                                          ---------------------------
                                           1999     1998     % Change
                                           ----     ----     --------
Operating Income:
  Cable Networks                          $  952   $  769        24%
  Equity Investments:
     A&E, Lifetime and E! Entertainment      480      393        22%
        Television
     Other                                    37      (68)       n/m
                                            ----     ----
                                           1,469    1,094        34%

Partner Share of Operating Income           (462)    (333)
                                           -----    -----

Disney Share of Operating Income          $1,007    $ 761        32%
                                           =====     ====

Note: Amounts presented in this table represent 100% of the operating income for all of the Company's cable businesses. The Disney share of Operating Income represents the Company's ownership interest in Cable Television Operating
Income. Cable Networks are reported in "Operating Income" in the consolidated statements of income. Equity Investments are accounted for under the equity method and the Company's proportionate share of the net income of its cable equity investments is reported in "Corporate and Other Activities" in the consolidated statements of income.